EXHIBIT-2.0

Execution Version
Equity Interest Purchase Agreement

Table of Contents

1.	DEFINITIONS		1

2.	SALE AND TRANSFER OF EQUITY INTERESTS; CLOSING		12

	2.1	EQUITY INTERESTS	12
	2.2	PURCHASE PRICE	12
	2.3	CLOSING	12
	2.4	CLOSING OBLIGATIONS	13
	2.5	WORKING CAPITAL ADJUSTMENT	15
	2.6	DETERMINATION OF CLOSING PROCEEDS	16

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS		17

	3.1	ORGANIZATION AND GOOD STANDING	17
	3.2	AUTHORITY; NO CONFLICT	17
	3.3	CAPITALIZATION	18
	3.4	FINANCIAL STATEMENTS	19
	3.5	BOOKS AND RECORDS	19
	3.6	TITLE TO ASSETS	19
	3.7	CONDITION AND SUFFICIENCY OF ASSETS	20
	3.8	ACCOUNTS RECEIVABLE	20
	3.9	INVENTORY	20
	3.10	NO UNDISCLOSED LIABILITIES	21
	3.11	TAXES	21
	3.12	NO MATERIAL ADVERSE EFFECT	22
	3.13	EMPLOYEE BENEFITS	22
	3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	26
	3.15	LEGAL PROCEEDINGS; ORDERS	26
	3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS	27
	3.17	CONTRACTS; NO DEFAULTS	28
	3.18	INSURANCE	30
	3.19	ENVIRONMENTAL MATTERS	31
	3.20	LABOR RELATIONS; COMPLIANCE	32
	3.21	INTELLECTUAL PROPERTY	33
	3.22	CERTAIN PAYMENTS	34
	3.23	DISCLOSURE	34
	3.24	RELATIONSHIPS WITH RELATED PERSONS	34
	3.25	PRODUCT LIABILITY AND WARRANTY	34
	3.26	CUSTOMERS; SUPPLIERS	35
	3.27	INTERNAL CONTROL	35
	3.28	OWNED REAL PROPERTY	35
	3.29	LEASED REAL PROPERTY	36

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		36

	4.1	ORGANIZATION AND GOOD STANDING	36
	4.2	AUTHORITY; NO CONFLICT	36
	4.3	INVESTMENT INTENT	37
	4.4	CERTAIN PROCEEDINGS	37
	4.5	BROKERS OR FINDERS	37

5.	COVENANTS OF SELLERS PRIOR TO CLOSING DATE		37

	5.1	ACCESS AND INVESTIGATION	37
	5.2	OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES	38
	5.3	NEGATIVE COVENANT	38
	5.4	REQUIRED APPROVALS	38
	5.5	NOTIFICATION	38
	5.6	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS	39
	5.7	NO NEGOTIATION	39
	5.8	NO TERMINATION OR MODIFICATION OF REAL PROPERTY LEASES	40
	5.9	BEST EFFORTS	40
	5.10	TAX RETURNS	40
	5.11	CAPITAL EXPENSES	40

6.	COVENANTS OF BUYER PRIOR TO CLOSING DATE		40

	6.1	APPROVALS OF GOVERNMENTAL BODIES	40
	6.2	BEST EFFORTS	41

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		41

	7.1	ACCURACY OF REPRESENTATIONS	41
	7.2	SELLERS’ PERFORMANCE	41
	7.3	CONSENTS	41
	7.4	NO INJUNCTION	42
	7.5	FINANCING	42
	7.6	TITLE AND ENVIRONMENTAL INSURANCE POLICIES	42
	7.7	ESTOPPEL CERTIFICATES	42
	7.8	2006 FINANCIALS	42

8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		43

	8.1	ACCURACY OF REPRESENTATIONS	43
	8.2	BUYER’S PERFORMANCE	43
	8.3	CONSENTS	43
	8.4	NO INJUNCTION	43

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9.	TERMINATION		44

	9.1	TERMINATION EVENTS	44
	9.2	EFFECT OF TERMINATION	44

10.	OTHER AGREEMENTS OF THE PARTIES; INDEMNIFICATION; REMEDIES		44

	10.1	SURVIVAL	44
	10.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS	45
	10.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER AND PARENT	46
	10.4	LIMITATIONS ON SELLERS’ LIABILITY	46
	10.5	PROCEDURE FOR INDEMNIFICATION — THIRD PARTY CLAIMS	47
	10.6	PROCEDURE FOR INDEMNIFICATION — OTHER CLAIMS	48
	10.7	TAX MATTERS	48
	10.8	INSURANCE	49
	10.9	SELLERS’ REPRESENTATIVE	50
	10.10	NONCOMPETITION	51
	10.11	SCC MATTERS	52

11.	GENERAL PROVISIONS		53

	11.1	EXPENSES	53
	11.2	PUBLIC ANNOUNCEMENTS	53
	11.3	TRANSFER TAXES	53
	11.4	NOTICES	54
	11.5	JURISDICTION; SERVICE OF PROCESS	55
	11.6	FURTHER ASSURANCES	55
	11.7	WAIVER	55
	11.8	ENTIRE AGREEMENT AND MODIFICATION	56
	11.9	DISCLOSURE LETTER	56
	11.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	56
	11.11	SEVERABILITY	57
	11.12	SECTION HEADINGS, CONSTRUCTION	57
	11.13	TIME OF ESSENCE	57
	11.14	GOVERNING LAW	57
	11.15	COUNTERPARTS	57

iii

Equity Interest Purchase Agreement
     This Equity Interest Purchase Agreement (“Agreement”) is made as of March 11, 2007, by (1) Coleman Cable, Inc., a Delaware corporation (“Buyer”), (2) the following parties whom shall be collectively referred to herein as the “Sellers”: DJR Fund, Inc., Stephen Lutz, SFB Enterprises, Inc., Mary A. Kennedy Trust, Raymond A. Kennedy, Michael Kennedy, Kevin Kennedy, Clarence Witsken, William Witsken, (the preceding Sellers are also referred to herein as the “Copperfield Sellers”), Spell Capital Partners Fund I, LP, a Minnesota limited partnership, as a Seller and as Sellers’ Representative, Firstar Capital Corporation, John A. Gambell and Ronald J. Herold (the preceding Sellers, not including the Copperfield Sellers, are also referred to herein as the “SCC Sellers”) and (3) the following individuals, solely with respect to Section 10.10 hereof, whom shall be collectively referred to herein as the “Additional Signatories”: Richard A. Carr, James D. Pomeroy and Richard J. Piliponis.
RECITALS
     A. The SCC Sellers are the record and beneficial owners of all of the issued and outstanding shares of common stock of Spell Capital Corporation, a Minnesota corporation (“SCC”), which holds 59.42% of the issued and outstanding membership interests (the “SCC Interests”) of Copperfield, LLC, a Minnesota limited liability company (the “Company”);
     B. The Copperfield Sellers are the record and beneficial owners of 40.58% of the issued and outstanding membership interests of the Company, which, together with the issued and outstanding membership interests in the Company held by SCC, constitute all of the membership interests of the Company; and
     C. Sellers desire to sell, and Buyer desires to purchase all of the issued and outstanding interests of the Company through the acquisitions of (i) all of the issued and outstanding shares of capital stock of SCC (the “Stock”) from the SCC Sellers and (ii) 40.58% of the interests of the Company (the “Interests”) from the Copperfield Sellers (the Stock and the Interests collectively referred to herein as the “Equity Interests”), for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
     1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “2006 Tax Liability” means the income Tax liability as shown on the 2006 Tax Return if Taxes are owing at the time of its filing.
     “2006 Tax Refund” means the income Tax refund as shown on the 2006 Tax Return if a refund for Taxes is payable to SCC.

     “2006 Tax Return” means the income Tax Return for SCC for the taxable year ending on December 31, 2006.
     “2007 Tax Liability” means an estimate of the income Tax liability of SCC for the period from January 1, 2007 through the Closing Date determined in the following manner: items of income, gain, receipt, loss, deduction and credit of the Company for the period of January 1, 2007 through the Closing Date shall be allocated to SCC on the same basis as the interim closing of the books referenced in Section 10.7(c) above and shall be multiplied by SCC’s average effective Tax rate for 2005.
     “Accelerated Collections” means cash collections of the Acquired Companies between the date of this Agreement and the Closing Date on accounts receivable owing from the CD Not Applied Customers pursuant to invoices which were paid in advance of the stated due dates of such invoices.
     “Accountant” — the Chicago office of KPMG LLP.
     “Acquired Companies” — the Company and SCC, collectively.
     “Acquisition Proposal” — as defined in Section 5.7.
     “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any Acquired Company is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the capital stock of SCC or the membership interests of the Company or a combination of both, or (iii) any Acquired Company issues securities; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 5% or more of the net revenues, net income or net assets of any Acquired Company; or (c) any liquidation or dissolution of any Acquired Company.
     “Additional Contracts” — as defined in Section 3.17(b).
     “Additional Signatories” — as defined in the first paragraph of this Agreement.
     “Affiliate” — with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person and any officer, director or controlling person of such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.
     “Applicable Contract” — any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.
     “Audited 2006 Financials” — as defined in Section 7.9.
     “Balance Sheet” — as defined in Section 3.4(a).
     “Best Efforts” — the efforts that a Person acting in good faith and observing reasonable commercial standards would use in similar circumstances.
     “Buyer” — as defined in the first paragraph of this Agreement.
     “Buyer’s Advisors” — as defined in Section 5.1.
     “Buyer Disclosure Letter” — the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement.
     “CD Applied Customers” means the customers so identified on Exhibit 2.5(b) attached hereto who are entitled to take, and have traditionally taken, a discount on invoices issued by the Acquired Companies in exchange for payment in advance of the stated due dates of such invoices.
     “CD Not Applied Customers” means the customers so identified on Exhibit 2.5(b) attached hereto who are entitled to take, but traditionally have not taken, a discount on invoices issued by the Acquired Companies in exchange for payment in advance of the stated due dates of such invoices.
     “Closing” — as defined in Section 2.3.
     “Closing Bonuses” — means the aggregate amount to be paid to the Closing Bonus Payees as provided in Exhibit 1.1 hereto.
     “Closing Bonus Payee” — means each of the individuals identified in Exhibit 1.1 hereto.
     “Closing Date” — the date and time as of which the Closing actually takes place.
     “Closing Proceeds” — Purchase Price minus (1) the Escrow Amount, (2) the aggregate Payoff Amounts, (3) the Company Transaction Expenses, (4) the Closing Bonuses and (5) one-half of the costs and expenses in connection with the new Title Policies and Environmental Policies described in Section 7.6.
     “Closing Proceeds Statement” — as defined in Section 2.6(c).
     “Closing Working Capital Adjustment” means (i) the Copper Difference (if any) multiplied by the average closing price of copper per pound quoted on the New York Commodities Exchange (COMEX) for the 30-day period immediately prior to (and ending on the last business day immediately prior to) the Closing Date less (ii) Delinquent Payables plus (iii) the Collections Adjustment plus (iv) the Customer Payments.

     “Collections Adjustment” means Delayed Receivables less Accelerated Collections; provided, however, that if such total is a positive or negative number less than $100,000, the Collections Adjustment shall be zero.
     “Company” — as defined in the Recitals of this Agreement.
     “Company Debt” — means all Contracts of the Acquired Companies for borrowed money evidenced by bonds, debentures, notes, capital leases or other similar instruments or for reimbursement with respect to letters of credit, banker’s acceptances and surety bonds, in the nature of guarantees of the obligations described above.
     “Company Transaction Expenses” — the fees and expenses incurred by the Acquired Companies on behalf of themselves and/or the Sellers in connection with the Contemplated Transactions (including, without limitation, attorneys’ and financial advisors’ fees).
     “Computer Software” means all computer software and databases (including without limitation source code, object code and all related documentation).
     “Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Equity Interests by Sellers to Buyer.
     “Contract” — any written or oral agreement, contract, obligation, promise, or undertaking that is legally binding.
     “Copper Difference” means the amount, if any, by which the Pounds of Copper Inventory is less than or greater than 11.5 million pounds; provided, however, that if such difference or excess is 100,000 pounds or less, the Copper Difference shall be zero. If the Copper Difference results from Pounds of Copper being less than 11.5 million pounds, the component in clause (i) of the definition of “Closing Working Capital Adjustment” shall be a negative number. If the Copper Difference results from Pounds of Copper exceeding 11.5 million pounds, the component in clause (i) of the definition of “Closing Working Capital” shall be a positive number.
     “Copperfield Sellers” — as defined in the first paragraph of this Agreement.
     “Customer Payments” means the cash collections of the Acquired Companies from the customer listed on Exhibit 2.5(a) attached hereto (i) multiplied by -.5 for any payments received prior to the Closing Date (yielding a negative number), and (ii) multiplied by .5 for any payments received after the Closing Date through April 15, 2007 (yielding a positive number).
     “Damages” — as defined in Section 10.2.
     “Delayed Receivables” means accounts receivable of the Acquired Companies as of the Closing Date owing from the CD Applied Customers pursuant to invoices that would traditionally have been paid between the date of this Agreement and the Closing Date if such CD

Applied Customers had taken a discount to which they were entitled for payment in advance of the stated due dates of such invoices.
     “Delinquent Payables” means accounts payable of the Acquired Companies outstanding as of the Closing Date that have not been paid in the Ordinary Course of Business; provided, however, that if the amount of the Delinquent Payables is less than $100,000, the Delinquent Payables shall be zero.
     “Disclosure Letter” — the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.
     “Encumbrance” — any encumbrance, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or restriction of any kind affecting property, real or personal, tangible or intangible, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Law” — any Legal Requirement that requires:
     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could impact the Environment;
     (b) preventing or reducing to acceptable levels the release of petroleum or any petroleum-based product, pollutants, hazardous substances or materials or other potentially harmful substances into the Environment;
     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes or other materials or potentially harmful substances that are generated;
     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
     (e) protecting resources, species, or ecological amenities;
     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
     (g) investigating, cleaning up or otherwise responding to pollutants, hazardous substances or materials, petroleum, petroleum-based products or other potentially harmful substances that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay for damages for bodily injury or property damage to private parties or the Environment, or permitting self-appointed representatives of the public interest to recover for natural resource damages or other injuries done to public assets.
     “Environmental Policies” — environmental insurance policies issued to Buyer and/or the Acquired Companies as follows:
     (a) for the property located at 3400 Union Street, Lafayette, Indiana, one policy in the amount of $10,000,000 with a $250,000 deductible for the period from the Closing Date until ten years following the Closing Date;
     (b) for the property located at 1388 North Zaragosa Road, El Paso, Texas, one policy in the amount of $3,000,000 with a $50,000 deductible for the period from the Closing Date until November 30, 2010; and
     (c) for the property located at 302 Progress Way, Avilla, Indiana, one policy in the amount of $2,000,000 with a $50,000 deductible for the period from the Closing Date until November 30, 2010.
     “Equity Interests” — as defined in the Recitals of this Agreement.
     “ERISA” — the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Escrow Agent” — J. P. Morgan Trust Company, National Association.
     “Escrow Agreement” — as defined in Section 2.4.
     “Escrow Amount” — as defined in Section 2.4.
     “Exchange Act” — as defined in Section 7.8.
     “Facilities” — the Owned Real Property and the Leased Real Property.
     “Fee Statement Letter” — means a written statement from each of the Acquired Companies’ Representatives to which any Company Transaction Expenses will be owed and outstanding as of the Closing Date, in a form reasonably satisfactory to Buyer and confirming the amount of any Company Transaction Expenses payable to such Representative and such Representative’s acknowledgement that the Representative will look solely to the Sellers for any unpaid amount of Company Transaction Expenses after the Closing Date.
     “Final Closing Working Capital Adjustment” means Closing Working Capital Adjustment (i) as shown in Buyer’s calculation delivered pursuant to Section 2.5(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.5(c), or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and the Sellers’ Representative pursuant to Section 2.5(d) or (B) in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 2.5(d); provided, however, that in no event shall Final Closing Working Capital Adjustment be less than Buyer’s calculation of Closing Working

Capital Adjustment delivered pursuant to Section 2.5(b) or more than the Sellers’ Representative’ calculation of Closing Working Capital Adjustment delivered pursuant to Section 2.5(c).
     “Final SCC Assets” and “Final SCC Liabilities” means the SCC Assets and SCC Liabilities (i) as shown in Sellers’ Representatives written statement delivered pursuant to Section 10.11(d) if no notice of disagreement with respect thereto is duly delivered, or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and the Sellers’ Representative pursuant to Section 2.5(d) or (B) in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 2.5(d); provided, however, that in no event shall Final SCC Assets and Final SCC Liabilities be more than Buyer’s calculation of the same delivered pursuant to Section 2.5(c) or less than Sellers’ Representative’s calculation of the same delivered pursuant to Section 10.11(d).
     “Financing Commitment Letter” — the commitment letter, dated January 5, 2007, from Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC to Buyer, a copy of which has been delivered by Buyer to the Sellers prior to the date hereof.
     “GAAP” — generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Sections 3.4(b) and 3.4(c) were prepared.
     “Governmental Authorization” — any written approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” — any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government; or
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).
     “Ground Lease” — all of the land subject to any ground lease interest owned or held by any of the Sellers.
     “Hazardous Materials” — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, including, but not limited to, petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials and silica or silica-containing materials.

     “Holdback Amount” — the amount of $100,000 for use by the Sellers’ Representative to pay the costs, expenses and other fees associated with the Sellers’ Representative’s duties as set forth in this Agreement.
     “HSR Act” — the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Indemnified Persons” — as defined in Section 10.2.
     “Intellectual Property” — as defined in Section 3.21.
     “Interests” — as defined in the Recitals of this Agreement.
     “Interim Balance Sheet” — as defined in Section 3.4(a)(iii).
     “IRC” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “IT Assets” — as defined in Section 3.21.
     “Knowledge” — means the actual knowledge after reasonable inquiry of such Person, and “Knowledge” as it is applied to the Acquired Companies means the actual knowledge after reasonable inquiry of Richard Carr, Jim Merritt, Mike Frigo, Jason Nine, Steve Lutz, Bill Ballinger, Brandon Rogers, Dieter Kuper, Andrew Carr, Sal Perez and Rob Brown (for purposes of this definition the “Key Persons”), as well as the knowledge such Key Persons would have obtained concerning a matter if such Key Person had conducted an investigation that a reasonable person with the same title, position and responsibilities with respect to the Acquired Companies would have conducted on the basis of the facts and circumstances actually known or which should have been known.
     “Leased Real Property” — the real property identified on Exhibit 1.1 hereto.
     “Legal Requirement” — any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, regulation, statute, common law rule or treaty.
     “Major Customers” — as defined in Section 3.26.
     “Major Suppliers” — as defined in Section 3.26.
     “Material Adverse Effect” — means, with respect to any Person, any event, change, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate, when considered either on a long-term basis or a short-term basis: (i) materially adverse to the business, condition (financial or otherwise), earnings, operations, results of operations, assets or liabilities (actual or contingent) of such Person and its Subsidiaries, taken as a whole, or (ii) prevent the ability of such Person to consummate the

Contemplated Transactions or to perform its obligations hereunder; in each case, other than any such event, change, circumstance, condition or effect to the extent resulting from (1) any change, development, circumstance, event or occurrence generally affecting the industries in which the Company operates to the extent that such change, development, circumstance, event or occurrence does not affect the Company in a disproportionate manner, (2) the economy, the financial or securities markets in general, or political conditions in the United States or any acts of terrorism, military actions or war, (3) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, (4) any failure by the Person to meet any published financial estimates for any period ending on or after the date of this Agreement and prior to the Closing Date, in and of itself, (5) any fees or expenses incurred in connection with the Contemplated Transactions or (6) any change in GAAP or the interpretation thereof.
     “Material Contract” — as defined in Section 3.17(a).
     “Material Contract Updates” — has the meaning set forth in Section 3.17(a).
     “Noncompete Party” — has the meaning set forth in Section 10.10.
     “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” — an action taken by a Person shall be deemed to have been taken in the “Ordinary Course of Business” only if:
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and
     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization, operating agreement or bylaws and member control agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Owned Intellectual Property” — as defined in Section 3.21.
     “Owned Real Property” — as defined in Section 3.6(b).

     “Payoff Amount” — means, with respect to each Company Debt, the amount (including principal, interest, fees, expenses, prepayment premiums or penalties, and other amounts payable to such lender in connection with the Company Debt) that would constitute payment in full of such Company Debt as of the Closing Date.
     “Payoff Letter” — means the payoff letter or similar documents from the lender of each Company Debt (i) confirming the Payoff Amount with respect to such lender and (ii) acknowledging that, upon receipt of such Payoff Amount in full, (A) all obligations for money borrowed, fees and expenses in connection with such Company Debt shall be fully discharged and (B) any and all security interests or mortgages held by such lender in connection with the Company Debt on the Equity Interests or the assets and properties of the Acquired Companies shall be terminated and released.
     “Permitted Encumbrances” — (a) liens for Taxes (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP; (b) mechanics, materialmens, and similar Encumbrances incurred in the ordinary course of business consistent with past practice securing amounts not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP; (c) zoning, entitlement, building and other land use regulations that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other exceptions that appear in the title commitments or insurance policies set forth in Exhibit 1.1 hereto or that do not, individually or in the aggregate, materially impair the ownership, occupancy, use, or insurability of the real property as currently owned, used and operated by the Company; and (e) those additional matters set forth on Exhibit 1.1 hereto.
     “Person” — any individual, corporation, partnership, limited liability company, trust, unincorporated association, or other legal entity or Governmental Body.
     “Plan” — as defined in Section 3.13.
     “Pounds of Copper Inventory” means the number of pounds of usable copper in the Company’s raw materials, supplies and finished goods inventory at the close of business (Chicago time) on the Closing Date.
     “Pre-Closing Certificate” — as defined in Section 2.6(b).
     “Pre-Closing Period” — as defined in Section 5.7.
     “Pre-Closing Tax Period” — (i) any Tax period ending on or before the close of business on the Closing Date and (ii) in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.
     “Pro Rata Share” — with respect to each Seller, the pro rata share of the membership interests of the Company owned directly (with respect to Copperfield Sellers) or indirectly through SCC (with respect to SCC Sellers) by such Seller, as provided in Part 3.3 of the Disclosure Letter.

     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “PwC” — as defined in Section 10.11(b).
     “Real Property Leases” — leases executed in connection with the Company’s leasehold interests in the Leased Real Property, and all amendments or modifications thereto.
     “Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Return Preparation Expenses” means the fees payable to PwC in exchange for preparation of the 2006 Tax Return and calculation of the 2007 Tax Liability.
     “SCC” — as defined in the Recitals of this Agreement.
     “SCC Assets” means all cash held by SCC as of the Closing Date plus the 2006 Tax Refund, if any.
     “SCC Balance Sheet” — as defined in Section 3.4(b).
     “SCC Interests” — as defined in the Recitals of this Agreement.
     “SCC Liabilities” means the 2006 Tax Liability, if any, plus the 2007 Tax Liability plus Return Preparation Expenses.
     “SCC Sellers” — as defined in the first paragraph of this Agreement.
     “SEC” — the United States Securities and Exchange Commission or any successor agency.
     “SEC Compliance Expense” — as defined in Section 7.8.
     “Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Sellers” — as defined in the first paragraph of this Agreement.
     “Sellers’ Releases” — as defined in Section 2.4 (a)(iii).
     “Sellers’ Representative” — Spell Capital Partners Fund I, L.P.
     “Stock” — as defined in the Recitals of this Agreement.
     “Straddle Period” — as defined in Section 10.7(c).

     “Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
     “Tax” — any tax (including, without limitation, income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Title Policies” — title insurance policies issued to the Acquired Companies in connection with the Acquired Companies’ acquisition or ownership of the Owned Real Property.
     “Unaudited 2006 Financials” — as defined in Section 3.4(a).
     “Unaudited 2006 Balance Sheet” — as defined in Section 3.4(a).
     2. SALE AND TRANSFER OF EQUITY INTERESTS; CLOSING
     2.1 EQUITY INTERESTS
     Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Equity Interests to Buyer, free and clear of all Encumbrances, and Buyer shall purchase the Equity Interests from Sellers.
     2.2 PURCHASE PRICE
     The purchase price (the “Purchase Price”) for the Equity Interests shall be $213,000,000.
     2.3 CLOSING
     The purchase and sale (the “Closing”) provided for in this Agreement shall take place at the offices of Seller’s counsel at Fredrikson & Byron, P.A., 200 South Sixth Street, Minneapolis, Minnesota, at 10:00 a.m. (local time) on the later to occur of the opening of business of either April 2, 2007 or the fifth (5th) business day after Buyer’s receipt of the Audited 2006 Financials (as defined in Section 7.8 herein), or at such other time and place as the parties may agree.

Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement.
     2.4 CLOSING OBLIGATIONS
     At the Closing:
     (a) Sellers shall deliver to Buyer:
          (i) certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;
          (ii) assignments of the Interests to Buyer, in the form of Exhibit 2.4(a)(ii) executed by the Copperfield Sellers;
          (iii) releases in the form of Exhibit 2.4(a)(iii) executed by Sellers (collectively, “Sellers’ Releases”);
          (iv) a reasonably current long-form good standing certificate (or equivalent document) for each of the Acquired Companies issued by the secretary of state of such Person’s jurisdiction of formation and in each state in which such Person is qualified to do business as a foreign entity;
          (v) copies of the Certificate of Incorporation (or equivalent document) of each of the Acquired Companies, certified by the secretary of state of such Person’s jurisdiction of formation, and copies of the Bylaws (or equivalent document) of each such Person, certified by an officer of such Person;
          (vi) (A) a Payoff Letter from the lender of each Company Debt or appropriate termination statements under the Uniform Commercial Code or mortgage releases to release all security interests against the Acquired Companies (or any of their assets) and (B) a Fee Statement Letter from each Representative of the Acquired Companies;
          (vii) written resignations of each director (or equivalent) and officer of the Acquired Companies set forth in Exhibit 2.4(a)(vii);
          (viii) evidence satisfactory to Buyer that (A) the Plan for Incentive Compensation for Copperfield, LLC and the Management Services Agreement dated March 24, 2005 between the Company and Spell Capital Partners Fund I, L.P. have been terminated, (B) the Member Control Agreement of Copperfield, LLC dated February 2, 1999 as amended has set the number of governors at no less than eight (8) and that is has been terminated, and (C) all agreements entered into in connection with any of the foregoing, have all been terminated, or shall be terminated, without any liability to the Acquired Companies or to Buyer and its Affiliates therefor;

          (ix) a termination and estoppel in a form reasonably acceptable to Buyer executed by Mike Frigo whereby he terminates his existing employment agreement and acknowledges that the Company has fulfilled all of its obligations thereunder (including any severance obligations);
          (x) a certificate executed by Sellers with regard to the conditions set forth in Sections 7.1 and 7.2(a);
          (xi) an executed amendment in the form attached hereto as Exhibit 2.4(a)(xi) hereto;
          (xii) such other documents and instruments as Buyer shall reasonably request to consummate the Contemplated Transactions.
     (b) Buyer shall deliver:
          (i) the sum of $15,975,000 (which equals 7.5% of the Purchase Price) (the “Escrow Amount ”) to the Escrow Agent by wire transfer of immediately available funds to be held in accordance with the Escrow Agreement;
          (ii) an amount specified in each Payoff Letter directly to the lender that issued the Payoff Letter, each in accordance with the instructions specified in the relevant Payoff Letter;
          (iii) an amount specified in each Fee Statement Letter directly to the Representative of the Acquired Companies that issued the Fee Statement Letter, each in accordance with the instructions specified in the relevant Fee Statement Letter;
          (iv) the Closing Bonuses to the Closing Bonus Payees (net of any amounts required to be withheld by, and applicable employment taxes to be paid by, the Company or Buyer pursuant to applicable law, which amounts Buyer agrees to timely pay or cause the Company to be paid as required pursuant to law), in accordance with the instructions specified in the Closing Proceeds Statement described in Section 2.6;
          (v) reasonable evidence that the cost and expenses in connection with the new Title Policies and the Environmental Policies described in Section 7.6 have been paid in full;
          (vi) an amount equal to the Closing Proceeds to the Sellers in the manner set forth on the Closing Proceeds Statement described in Section 2.6, by wire transfer of immediately available funds;
          (vii) the amount set forth in a certificate executed by the Company’s Chief Financial Officer, which amount shall equal the costs paid or payable by the Company as of the Closing Date in order to make the Company’s financial statements and processes compliant with the federal securities laws, in accordance with the instructions specified in such certificate;

          (viii) a certificate executed by Buyer with regard to the conditions set forth in Sections 8.1 and 8.2(a);
          (ix) a reasonably current long-form good standing certificate (or equivalent document) for Buyer issued by the Secretary of State of the State of Delaware; and
          (x) such other documents and instruments as Sellers shall reasonably request to consummate the Contemplated Transactions.
     (c) Buyer and Sellers’ Representative shall enter into an escrow agreement in the form of Exhibit 2.4(c) (the “Escrow Agreement”).
2.5 WORKING CAPITAL ADJUSTMENT
     (a) No earlier than five (5) business days, and no later than two (2) business days, prior to Closing, the Sellers’ Representative shall deliver to Buyer a statement certifying the Sellers’ good faith estimate, in accordance with GAAP, of the Closing Working Capital Adjustment (“Estimated Closing Working Capital Adjustment”). If the Estimated Closing Working Capital is a positive number, the Closing Proceeds shall be increased by the amount of the Estimated Closing Working Capital Adjustment and if the Estimated Closing Working Capital is a negative number, the Closing Proceeds shall be decreased by the amount of the Estimated Closing Working Capital Adjustment.
     (b) As promptly as practicable, but no later than thirty (30) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Sellers’ Representative a statement (the “Closing Statement”) setting forth the calculation of the Closing Working Capital Adjustment. The Closing Statement shall be prepared in accordance with GAAP using the same accounting methods, principles, policies and procedures, with consistent classifications and valuation and estimation methodologies and practices, as were used in the preparation of the Audited 2006 Balance Sheet.
     (c) If the Sellers’ Representative disagrees with Buyer’s calculation of Closing Working Capital Adjustment, the Sellers’ Representative may, within fifteen (15) days after delivery of the Closing Statement, deliver a written notice to Buyer, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and attach reasonable supporting documentation for each such disagreement. The Sellers’ Representative shall be permitted to dispute amounts reflected in the Closing Statement only under this Section 2.5(c) and only on the basis that such amounts were not arrived at in a manner consistent with the standards set forth in Section 2.5(b), or on the basis of arithmetic error. The Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital Adjustment.
     (d) If a notice of disagreement shall be duly delivered pursuant to Section 2.5(c), Buyer and the Sellers’ Representative shall, during the fifteen (15) days following such delivery, use Best Efforts to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Working Capital Adjustment. If during such period, Buyer and the Sellers’ Representative are unable to reach such agreement, they shall promptly thereafter cause the Accountant to review the disputed items or amounts for the purpose of calculating the Closing Working Capital Adjustment (it being understood that, in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator). Buyer and the Sellers’ Representative each agrees that they shall not engage, or agree to engage, the Accountant prior to the resolution of the matters contemplated by this Section 2.5 to perform any services other than as the Accountant pursuant hereto until the Closing Statement and Final Closing Working Capital Adjustment have been finally determined pursuant to this Section 2.5. Buyer and the Sellers’ Representative each agrees to execute, if requested by the Accountant, a reasonable engagement letter. Buyer and the Sellers’ Representative shall cooperate with the Accountant and promptly provide all documents and information requested by the Accountant. In making such calculation, the Accountant shall consider only those items or amounts in the Closing Statement and Buyer’s calculation of Closing Working Capital Adjustment as to which the Sellers’ Representative has disputed (and are permitted to dispute) in its notice of disagreement duly delivered pursuant to Section 2.5(c). Such calculation shall be based solely on written submissions by Buyer and the Sellers’ Representative and not by independent review. In resolving any disputed items, the Accountant shall be bound by the provisions of Section 2.5(b) and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accountant shall deliver to the Sellers’ Representative and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accountant), a written report setting forth such calculation. Such report shall be final and binding upon the Sellers and Buyer, shall be deemed a final arbitration award that is binding on Buyer and the Sellers, and neither the Sellers nor the Sellers’ Representative shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The cost of such review and report shall be paid one-half by Buyer and one-half by Sellers.
     (e) If the Estimated Closing Working Capital Adjustment is less than the Final Closing Working Capital Adjustment, Buyer shall pay to the Sellers’ Representative, for the benefit of the Sellers, within three (3) business days after Final Closing Working Capital Adjustment has been determined, by wire transfer of immediately available funds, the amount of such excess as an adjustment to the Purchase Price. If the Estimated Closing Working Capital Adjustment exceeds the Final Closing Working Capital Adjustment, the Sellers’ Representative shall direct the Escrow Agent to pay to Buyer out of the Escrow Amount within three (3) business days after Final Closing Working Capital Adjustment has been determined, by wire transfer of immediately available funds, the amount of such difference as an adjustment to the Purchase Price.
     2.6 DETERMINATION OF CLOSING PROCEEDS
     (a) No later than three (3) business days prior to the Closing Date, Buyer shall deliver, or cause to be delivered, to the Seller’s Representative a statement setting forth the costs and expenses in connection with the new Title Policies and the Environmental Policies described in Section 7.6.
     (b) No later than three (3) business days prior to the Closing Date, the Sellers’ Representative shall prepare in good faith and deliver to the Buyer a certificate (the “Pre-Closing

Certificate”) setting forth (i) an estimate of the Closing Proceeds, (ii) a calculation of the estimate of the Payoff Amount of each Company Debt, (iii) a calculation of the estimate of the Company Transaction Expenses owed to each Representative of the Acquired Companies, (iv) the Closing Bonuses and (v) the amount of each Seller’s Pro Rata Share of the Closing Proceeds. After the Sellers’ Representative delivers the Pre-Closing Certificate to the Buyer, promptly upon the Buyer’s request, the Sellers’ Representative shall make available to the Buyer back-up materials used by the Sellers’ Representative in preparing the Pre-Closing Certificate, and such other documents as the Buyer may reasonably request in connection with its review of the Pre-Closing Certificate.
     (c) On the day that is one (1) business day prior to the Closing Date, the Sellers’ Representative shall prepare in good faith and deliver to the Buyer an updated version of the Pre-Closing Certificate (the “Closing Proceeds Statement”), setting forth (i) a calculation of the estimate of the Payoff Amount of each Company Debt, (ii) a calculation of the estimate of the Company Transaction Expenses owed to each Representative of the Acquired Companies, (iii) the Closing Bonuses, (iv) the amount of each Seller’s Pro Rata Share of the Closing Proceeds and each Seller’s and each Closing Bonus Payee’s payment instructions. After the Sellers’ Representative delivers the Closing Proceeds Statement to the Buyer, promptly upon the Buyer’s request, the Sellers’ Representative shall make available to Buyer back-up materials used by the Company in preparing the Closing Proceeds Statement, and such other documents as the Buyer may reasonably request in connection with its review of the Closing Proceeds Statement.
     3. REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers jointly and severally represent and warrant to Buyer as follows, with the intention that Buyer may rely upon the same, and acknowledge that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing:
     3.1 ORGANIZATION AND GOOD STANDING
     Each Acquired Company is a legal entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign entity in each of the jurisdictions set forth in Part 3.1 of the Disclosure Letter and is in good standing under the laws of each such jurisdiction, which are the only jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by them, requires such qualification.
     3.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers’ Representative of the Escrow Agreement, by the applicable Seller of the Employment Agreements (to the extent a Seller is a party thereto) and by the Sellers of the Sellers’ Releases (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against the applicable Sellers in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Legal Requirements and principles of equity, including, but not limited to, those affecting creditors’ rights and remedies generally. Each Seller represents solely with regard to him, her or itself, that such Seller has the power and authority, and if such Seller is a natural person, the capacity, to execute and deliver this Agreement and to perform his, her or its obligations under this Agreement and the Sellers’ Closing Documents to which he, she or it is a party. The execution, delivery and performance by those Sellers that are institutional Sellers of this Agreement has been, and of such Sellers’ Closing Documents will be, duly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, on the part of the institutional Sellers. This Agreement has been duly executed and delivered by each Seller.
     (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution of this Agreement or the Sellers’ Closing Documents, nor the performance by any of the Sellers of their obligations hereunder or thereunder will directly or indirectly (with or without notice or lapse of time or both) (i) violate or conflict with the Organizational Documents of any of the Acquired Companies or any Legal Requirement or Order, (ii) violate, conflict with or result in a breach or termination of, give any Person additional rights or compensation under, release any Person from any obligation under, give any Person the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, security agreement, mortgage, license or other Applicable Contract to which any of the Acquired Companies or any of the Sellers is a party or by which any of the assets or the properties of any of the Acquired Companies are bound or (iii) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Equity Interests or any of the assets or properties of any of the Acquired Companies.
     3.3 CAPITALIZATION
     Part 3.3 of the Disclosure Letter sets forth the authorized and outstanding equity securities of each of the Company and SCC and the ownership of such equity securities. Sellers are and will be on the Closing Date the record and beneficial owners and holders of and have good and valid title to the Equity Interests, free and clear of all Encumbrances, which constitute all of the issued and outstanding shares of capital stock of SCC and membership interests of the Company (including those owned by SCC), as applicable. Except as set forth on Part 3.3 of the Disclosure Letter, there are no limitations or restrictions on each Seller’s right to transfer his, her or its Equity Interests to Buyer pursuant to this Agreement and none of the Equity Interests owned by such Seller is subject to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require any Seller or, after the Closing, Buyer, to sell, transfer or otherwise dispose of any Equity Interests or any interest therein, (b) any voting trust, proxy or other Contract with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of the Equity Interests or (c) any preemptive right, right of participation, right of maintenance or any similar right (whether pursuant to the Organizational Documents of the Acquired Companies, any Applicable Contract, any Legal Requirement or otherwise). All of the outstanding equity securities of the Company and SCC have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Part 3.3 of the Disclosure Letter, there are no Applicable Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth on Part 3.3 of the Disclosure Letter, no Acquired Company owns, or has any Applicable Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.
     3.4 FINANCIAL STATEMENTS
     (a) Sellers have delivered to Buyer: (i) audited balance sheets of the Company as at December 31 in each of the years 2003 through 2005 (the “Balance Sheet”), and the related audited statements of operations, changes in members’ equity and statement of cash flow for each of the fiscal years then ended, together with the audit report thereon of PricewaterhouseCoopers, LLP, independent certified public accountants, (ii) the unaudited balance sheets of the Company as at December 31, 2006 (the “Unaudited 2006 Balance Sheet”), and the related unaudited statements of operations, changes in members’ equity and statement of cash flow for the fiscal year then ended (collectively, the “Unaudited 2006 Financials”), and (iii) an unaudited balance sheet of the Company as at March 2, 2007 (the “Interim Balance Sheet”) and the related unaudited statements of operations, changes in members’ equity and statement of cash flow for the two (2) months then ended. All such financial statements and notes fairly present the financial condition and the results of operations, changes in members’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes. All of the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.
     (b) Sellers have delivered to Buyer the internal balance sheets of SCC as at December 31 in each of the years 2004 through 2005 (the “SCC Balance Sheet”), and the related internal statements of income for each of the fiscal years then ended. All such SCC financial statements fairly present the financial condition and the results of operations of SCC as at the respective dates of and for the periods referred to in such financial statements.
     3.5 BOOKS AND RECORDS
     The books of account, minute books, ownership record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects.
     3.6 TITLE TO ASSETS
     (a) Except as set forth on Part 3.6(a) of the Disclosure Letter, SCC does not own, and has not owned, any assets other than the SCC Interests. SCC does not conduct, and has not conducted, any activities or operations other than as a holding vehicle for ownership of the SCC Interests. Except as set forth on Part 3.6(a) of the Disclosure Letter, the Company has good title to all properties and assets reflected in the Interim Balance Sheet or acquired after the date of the

Interim Balance Sheet (other than property or assets sold, or otherwise disposed of, in the Ordinary Course of Business since the date of the Interim Balance Sheet and except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.17 of the Disclosure Letter), free and clear of all Encumbrances.
     (b) Part 3.6(b) of the Disclosure Letter contains a complete and accurate list of all real property owned by the Acquired Companies and the buildings, plants, structures and other improvements thereon (the “Owned Real Property”). Sellers have delivered or made available to Buyer copies of the title insurance policies, title opinions, surveys, reports of engineers, environmental consultants or other consultants in the possession of Sellers or the Acquired Companies and relating to the Owned Real Property. Except as set forth on Part 3.6(b) of the Disclosure Letter, the Acquired Companies own, with good and marketable title in fee simple, the Owned Real Property free and clear of all Encumbrances other than the Permitted Encumbrances.
     3.7 CONDITION AND SUFFICIENCY OF ASSETS
     The buildings, plants, structures, and equipment owned, leased or operated by the Acquired Companies are structurally sound, are in materially reasonable operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. The building, plants, structures, and equipment of the Acquired Companies, including the Owned Real Property and the Leased Real Property, are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing. The assets owned by the Acquired Companies constitute all the assets, properties and rights necessary to carry on the business of the Acquired Companies as conducted as of the date of this Agreement and as of the Closing Date.
     3.8 ACCOUNTS RECEIVABLE
     All accounts and notes receivable of the Acquired Companies that are reflected on the Balance Sheet, the Unaudited 2006 Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The respective reserves shown on the Balance Sheet, the Unaudited 2006 Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies are adequate and calculated consistent with past practice. All of the Accounts Receivable are in the aggregate collectible in full, net of the reserve therefor. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under Accounts Receivable relating to the validity of such Accounts Receivable.
     3.9 INVENTORY
     All inventory (including raw materials, supplies, finished goods and inventory in transit) of the Acquired Companies, whether or not reflected in the Balance Sheet, the Unaudited 2006 Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for slow-moving, damaged or obsolete items and items of below-standard quality, which allowances have been calculated in accordance with

GAAP. All inventories not written off have been priced at the lower of cost (on a first in, first out basis) or market in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are consistent with past practices of the Acquired Companies, but taking into account expected levels of sales.
     3.10 NO UNDISCLOSED LIABILITIES
     Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet, the Unaudited 2006 Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.
     3.11 TAXES
     (a) The Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group, pursuant to applicable Legal Requirements. Sellers have made available to Buyer copies of all such Tax Returns relating to income or franchise taxes. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Unaudited 2006 Balance Sheet, the Interim Balance Sheet and the SCC Balance Sheet. No Acquired Company has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.
     (b) The United States federal and state Tax Returns of each Acquired Company have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2002. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.
     (c) The unpaid Taxes of the Acquired Companies (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability set forth on the face of the Interim Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet, the Unaudited 2006 Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that any Acquired Company is or was required by Legal

Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
     (d) All Tax Returns filed by any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.
     (e) No Seller is a foreign person within the meaning of Section 1445(f)(3) of the IRC.
     (f) In the past five years, none of the Acquired Companies has been a party to a transaction that has been reported as a reorganization within the meaning of IRC section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under IRC section 355.
     (g) No election has been made to treat the Company as a corporation for U.S. federal income tax purposes.
     (h) The Company executed and filed an election in accordance with Section 754 of the IRC (including Treasury Regulation section 1.754-1) for the tax year ended December 31, 1999. A later revocation of such an election under Section 754 of the IRC, if any, did not revoke or otherwise affect such Section 754 election with respect to property distributions or transfers of partnership interests occurring during the Company’s 1999 taxable year.
     3.12 NO MATERIAL ADVERSE EFFECT
     Since December 31, 2006, there has not been any Material Adverse Effect on the Acquired Companies.
     3.13 EMPLOYEE BENEFITS
     (a) As used in this Section 3.13, the following terms have the meanings set forth below.
     “Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.
     “Company Plan” means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated or with respect to which an Acquired Company or an ERISA Affiliate of an Acquired Company has any liability. All references to Plans are to Company Plans unless the context requires otherwise.
     “ERISA Affiliate” means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.
     “Multi-Employer Plan” has the meaning given in ERISA § 3(37).

     “Other Benefit Obligations” means all plans, programs, contracts, policies, obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Pension Plan” has the meaning given in ERISA § 3(2).
     “Plan” has the meaning given in ERISA § 3(3).
     “Plan Sponsor” has the meaning given in ERISA § 3(16)(B).
     “Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).
     “Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.
     “VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).
     “Welfare Plan” has the meaning given in ERISA § 3(1).
     (b)
     (i) Part 3.13(b)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.
     (ii) Part 3.13(b)(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed or with respect to which any ERISA Affiliate has any liability.
     (c) Either Sellers or the Acquired Companies have delivered to Buyer:
     (i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

     (ii) all personnel, payroll, and employment manuals and policies;
     (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;
     (iv) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants; and
     (v) with respect to Qualified Plans, the most recent determination letter.
     (d) Except as set forth in Part 3.13(d) of the Disclosure Letter:
     (i) The Acquired Companies and each ERISA Affiliate have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.
     (ii) No statement, either written or oral, has been made by any Acquired Company or any ERISA Affiliate to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.
     (iii) The Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13.
     (iv) No transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Company Plan. None of the Sellers nor any Acquired Company or any ERISA Affiliate has any liability to the IRS with respect to any Plan, including any liability imposed by Chapters 43, 47, 68 and 100 of the IRC. None of the Sellers nor any Acquired Company or any ERISA Affiliate has any liability under ERISA § 502.
     (v) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.
     (vi) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC § 162 or § 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.
     (vii) Since the date of the Interim Balance Sheet, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

     (viii) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.
     (ix) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC § 401 (a); each trust for each such Plan is exempt from federal income tax under IRC § 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.
     (x) No Acquired Company or any ERISA Affiliate has ever established, maintained or contributed to, or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in or otherwise has any liability with respect to (A) any Multi-Employer Plan, (B) any plan subject to Title IV of ERISA, (C) any VEBA, or (D) any plan subject to the funding requirements of ERISA § 302 or IRC § 412. Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
     (xi) No condition exists that would prevent an Acquired Company or any ERISA Affiliate from amending or terminating any Company Benefit Plan or Company Benefit Obligation without liability to the Acquired Company or such ERISA Affiliate (other than for benefits accrued at the time of termination). Each Acquired Company and each ERISA Affiliate has expressly reserved in itself the right to amend, modify or terminate any such Company Benefit Plan or Company Benefit Obligation, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right. Each Company Benefit Plan or Company Benefit Obligation may be transferred by the Acquired Companies or ERISA Affiliate to the Buyer.
     (xii) Sellers, the Acquired Companies and each ERISA Affiliate have complied, in all material respects, with the provisions of ERISA § 601 et seq. and IRC § 4980B, and comparable state laws.
     (xiii) Except as set forth on Part 3.13 of the Disclosure Letter, no payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Company or subject to tax under IRC § 280G or § 4999; nor will any Acquired Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.
     (xiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
     (a) Except as set forth in Part 3.14(a) of the Disclosure Letter:
     (i) each Acquired Company is, and during the three-year period ending on the Closing Date has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and
     (ii) no Acquired Company has received, during the three-year period ending on the Closing Date, any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, or potential violation of, or failure to comply with, or potential liability under, any Legal Requirement.
     (b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure Letter:
     (i) each Acquired Company is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b) of the Disclosure Letter;
     (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time or both) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, non-renewal or termination of, any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter; and
     (iii) no Acquired Company has received, during the three-year period ending on the Closing Date, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, or potential liability under, any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.
     The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate business in the manner currently conducted and to permit the Acquired Companies to own, lease and use their assets in the manner in which they currently own, lease and use such assets.
     3.15 LEGAL PROCEEDINGS; ORDERS
     (a) Except as set forth in Part 3.15(a) of the Disclosure Letter, there is no, and has not, within the three-year period prior to the Closing Date, been any, pending or threatened,

Proceeding against any Acquired Company, the Sellers or any of the officers, governors or directors of the Acquired Companies (in their respective capacities as such) and no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding. There are no Proceedings pending or threatened that question the validity of this Agreement, the Sellers’ Closing Documents or the Contemplated Transactions. Without limiting the generality of the foregoing, there are no, and have not, within the three-year period prior to the Closing Date, been any, pending or threatened (i) actions by any Governmental Body to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Owned Real Property or Leased Real Property, or (ii) product recalls or post sale warnings, or similar actions by any Governmental Body or other Person, on products manufactured, leased, sold or delivered by the Acquired Companies.
     (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is or was during the three-year period prior to the Closing Date subject.
     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:
     (a) change in any Acquired Company’s authorized or issued equity securities; grant of any option or right to purchase equity securities of any Acquired Company; issuance of any security convertible into such equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any equity securities; or declaration or payment of any dividend or other distribution or payment in respect of such equity securities;
     (b) increase in the rate of compensation of any director, governor, officer, or employee or entry into any employment, severance, or similar Applicable Contract with any director, governor, officer, or (except in the Ordinary Course of Business) employee;
     (c) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company (other than amendments required by Legal Requirements);
     (d) damage to or destruction or loss of any material asset or property of any Acquired Company, whether or not covered by insurance;
     (e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company with a book value in excess of $25,000 or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company;

     (f) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;
     (g) material change in the accounting methods used by any Acquired Company;
     (h) there has been no amendment to any of the Organizational Documents of the Acquired Companies, and the Acquired Companies have not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
     (i) each Acquired Company has not formed any subsidiary or acquired any equity interest or other interest in any other Person;
     (j) each Acquired Company has not made any capital expenditure exceeding $100,000;
     (k) each Acquired Company has not entered into a Contract with respect to indebtedness, nor has it modified any Contract with respect to indebtedness;
     (1) each Acquired Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness outside existing reserves;
     (m) each Acquired Company has not (i) lent any sum of money to any Person or (ii) guaranteed any indebtedness or other obligations of any Person;
     (n) each Acquired Company has not made any tax election other than in the Ordinary Course of Business;
     (o) each Acquired Company has not threatened in writing, commenced or settled any Proceeding;
     (p) each Acquired Company has not entered into any transaction or taken any other material action outside the Ordinary Course of Business; or
     (q) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.
     3.17 CONTRACTS; NO DEFAULTS
     (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of the following (collectively referred to as the “Material Contracts”) as of the date hereof; provided, however, Part 3.17(a) of the Disclosure Letter shall be updated from time to time by Sellers until the Closing Date to add Contracts entered into after the date hereof, and such added Contracts shall be subject to the representations and warranties at subsections (b) and (c) below (the “Material Contract Updates”):

     (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000 other than purchase orders presented by any customer of the Acquired Companies;
     (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000 other than purchase orders presented by the Acquired Companies for other than the purchase of fixed assets;
     (iii) each Real Property Lease or other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property, including all amendments or modifications to each Real Property Lease;
     (iv) each personal property lease, installment or conditional sale agreement or other Applicable Contract providing the Acquired Companies with rights to use personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000 per year);
     (v) each licensing agreement or other Applicable Contract providing the Acquired Companies with rights to Intellectual Property owned by any other Person, except for so-called “shrink-wrap” or “click-wrap” license agreements relating to off-the-shelf Computer Software licensed in the Ordinary Course of Business;
     (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
     (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company;
     (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (ix) each Applicable Contract for capital expenditures in excess of $25,000;
     (x) each written warranty, guaranty, indemnity or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;
     (xi) each Applicable Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor in excess of $100,000;
     (xii) each Applicable Contract relating to any Company Debt; and
     (xiii) each material amendment, supplement, and modification in respect of any of the foregoing.

     (b) Except as set forth in Part 3.17(b) of the Disclosure Letter, each (i) Material Contract (ii) purchase order presented by any customer of the Acquired Companies and (iii) purchase order presented by the Acquired Companies for other than the purchase of fixed assets, in each case of clause (ii) and (iii) of any amount or value in excess of $50,000 (collectively, the “Additional Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms.
     (c) Except as set forth in Part 3.17(c) of the Disclosure Letter:
     (i) each Acquired Company is in compliance with all applicable terms and requirements of each Material Contract and Additional Contract;
     (ii) to the Knowledge of the Acquired Companies, each other Person that has any obligation or liability under any Material Contract or Additional Contract is in compliance with all applicable terms and requirements of such Material Contract or Additional Contract, as applicable;
     (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract or Additional Contract; and
     (iv) no Acquired Company has given to or received from any other Person any notice or other written communication regarding any actual, alleged, or potential violation or breach of, or default under, any Material Contract or Additional Contract.
     (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under any Material Contract or Additional Contract with any Person and, to the Knowledge of Sellers and the Acquired Companies, no such Person has made written demand for such renegotiation.
     3.18 INSURANCE
     (a) Sellers have made available to Buyer true and complete copies of all policies of insurance or binders evidencing such policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director or governor (in his capacity as a director or governor) of any Acquired Company, is covered and Part 3.18(a) of the Disclosure Letter sets forth a complete and accurate list of the same.
     (b) Part 3.18(b) of the Disclosure Letter describes any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder.
     (c) Except as set forth in Part 3.18(c) of the Disclosure Letter:
     (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director, governor or officer of an Acquired Company:

     (A) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies (x) for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies and (y) to comply with all Legal Requirements and Applicable Contracts; and
     (B) are in full force and effect and will continue in full force and effect following the consummation of the Contemplated Transactions.
     (ii) Except as set forth in Part 3.18(c) of the Disclosure Letter, no Acquired Company has received, to the Knowledge of the Acquired Companies, (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     (iii) The Acquired Companies have paid all premiums due under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.
     (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.
     3.19 ENVIRONMENTAL MATTERS
     (a) Except as set forth in Part 3.19 of the Disclosure Letter, to the Knowledge of the Acquired Companies, each Acquired Company is, and to the Knowledge of the Acquired Companies has been in the past, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Except as set forth in Part 3.19 of the Disclosure Letter, to the Knowledge of the Acquired Companies, no Seller or Acquired Company has any basis to expect, nor has any of them received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation of, or failure to comply with, or actual or potential liability under, any Environmental Law.
     (b) There are no pending or, to the Knowledge of the Acquired Companies, threatened claims, Encumbrances, requests for information or other notices of investigations or potential liability, or other restrictions of any nature arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or that would otherwise impose liability on any Acquired Company.
     (c) Except as set forth in Part 3.19 of the Disclosure Letter, no Seller or any Acquired Company has received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to (i) Hazardous Materials or (ii) any alleged, actual, or potential violation of, or failure to comply with, or actual or potential liability under any Environmental Law. Except as set forth in Part 3.19 of the Disclosure Letter, to the Knowledge of the Acquired Companies, no Seller or any Acquired Company has any basis to expect any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to (x) Hazardous

Materials or (y) any alleged, actual or potential violation of, or failure to comply with, or actual or potential liability under, any Environmental Law.
     (d) Except as set forth in Part 3.19 of the Disclosure Letter, to the Knowledge of the Acquired Companies, there has been no release of any Hazardous Materials at or from the Facilities.
     (e) To the Knowledge of the Acquired Companies, no expenditure, including any capital expenditure, materially in excess of that routinely incurred by any Acquired Company during the two years prior to the Closing Date will be required to maintain compliance by the applicable Acquired Company with all Environmental Laws for the period from the Closing Date until two years thereafter.
     (f) Except as set forth in Part 3.19 of the Disclosure Letter, to the Knowledge of the Acquired Companies, the Acquired Companies have conducted off-site disposal of Hazardous Materials only in compliance with applicable Environmental Laws. Except as set forth in Part 3.19 of the Disclosure Letter, to the Knowledge of the Acquired Companies, there has been no transportation, treatment, storage or off-site disposal of any Hazardous Materials that could reasonably be expected to give rise to liabilities under any Environmental Laws.
     (g) To the Knowledge of the Acquired Companies, there are no asbestos-containing materials that currently require any abatement or remediation located on or at any Facility. None of the Acquired Companies has been subject to any claim for personal injury or property damage related to exposure to asbestos, silica or materials that contain either asbestos or silica.
     (h) Except as set forth in Part 3.19 of the Disclosure Letter, none of the Acquired Companies has contractually assumed, or agreed to indemnify a third party for, any liabilities under any Environmental Law.
     (i) Sellers have made available to Buyer true and complete copies and results of any reports, studies, and analyses possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials in, on, or under the Facilities.
     3.20 LABOR RELATIONS; COMPLIANCE
     Except as set forth in Part 3.20 of the Disclosure Letter, the Acquired Companies are not a party to or bound by any collective bargaining agreement or other similar type of Contract, including, without limitation, any other Contract with any labor union or association representing any employees of the Acquired Companies. The Acquired Companies have not agreed to recognize any union or other collective bargaining unit, and, except as set forth in Part 3.20 of the Disclosure Letter, no union or collective bargaining unit has been certified as representing the employees of the Acquired Companies and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Acquired Companies. The Acquired Companies have not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years nor is a labor strike, dispute, slowdown or stoppage threatened against the Company. Each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.
     3.21 INTELLECTUAL PROPERTY
     (a) All Owned Intellectual Property is valid, subsisting and enforceable, no Owned Intellectual Property is subject to any outstanding Order adversely affecting the use thereof or rights thereto, and, except as set forth on Part 3.6(a) (Title to Assets) of the Disclosure Letter, the Acquired Companies are the exclusive owner of all Owned Intellectual Property free and clear of any Encumbrance. No Owned Intellectual Property has lapsed, expired or been abandoned or cancelled, or is subject to any pending, or threatened, opposition, cancellation, interference, public protest, domain name dispute or other proceeding and no such item, requires within three months immediately following the date of this Agreement that any material action to taken to maintain or preserve such item. Except as set forth in Part 3.21 (a) of the Disclosure Letter, to the Knowledge of the Acquired Companies, no third party is infringing, misappropriating or violating any of the Owned Intellectual Property.
     (b) The conduct of business by the Acquired Companies has not infringed and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Except as set forth in Part 3.21(b) of the Disclosure Letter, (i) no claims are pending or, to the Knowledge of the Acquired Companies, threatened, against the Acquired Companies or any of their Affiliates by any Person with respect to the ownership, validity, registerability, enforceability, infringement or use in the Acquired Companies’ business of any Intellectual Property or IT Assets and (ii) during the past three (3) years the Acquired Companies have not received any written or, to the Acquired Companies’ Knowledge, oral communication alleging that any of the Acquired Companies has in its conduct of business violated any rights relating to the Intellectual Property of any Person.
     (c) As used herein,
     (i) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v)

moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.
     (ii) “IT Assets” means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Acquired Companies as currently conducted.
     (iii) “Owned Intellectual Property” means the Intellectual Property owned by the Acquired Companies, including any such Intellectual Property created by the Acquired Companies, employees or contractors, including those items identified on Part 3.21(c) of the Disclosure Letter.
     3.22 CERTAIN PAYMENTS
     No Acquired Company has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person in violation of any Legal Requirement.
     3.23 DISCLOSURE
     (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter (including supplements), any certificate delivered by Sellers hereunder omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
     3.24 RELATIONSHIPS WITH RELATED PERSONS
     Except as set forth in Part 3.24 of the Disclosure Letter, no Seller or any Affiliate of a Seller or of any Acquired Company (a) has, or during the last three fiscal years has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Acquired Companies, or (b) is, or during the last three fiscal years was, a party to any Contract with, or has or had any claim or right against, any Acquired Company. There is no outstanding indebtedness of any current or former director, governor or officer of the Acquired Companies or any Seller or any of their respective Affiliates to the Acquired Companies.
     3.25 PRODUCT LIABILITY AND WARRANTY
     (a) Except as set forth in Part 3.25(a) of the Disclosure Letter, each product manufactured, leased, licensed, sold or otherwise delivered by the Acquired Companies has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Acquired Companies do not have any liability (and there is no basis for any present or future Proceeding against the Acquired Companies) for replacement or repair of any such products or other damages in connection therewith, other than returns of products under warranty in the Ordinary Course of Business. No product manufactured, sold, leased or delivered by the Acquired Companies is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service.
     (b) Except as set forth in Part 3.25(b) of the Disclosure Letter, none of the Acquired Companies has any liability arising out of any injury to Person or property as a result of the ownership, possession or use of a product manufactured, sold, leased or delivered by the Acquired Companies.
     3.26 CUSTOMERS; SUPPLIERS
     Part 3.26 of the Disclosure Letter sets forth (a) a list of the ten (10) largest customers of the Company, in terms of revenue during each of the 2005 and 2006 calendar years and the portion of 2007 prior to the Interim Balance Sheet Date (collectively, the “Major Customers”), showing the total revenue collected in each such period from each such customer; and (b) a list of the ten (10) largest suppliers of the Company, in terms of purchases during the 2005 and 2006 calendar years and the portion of 2007 prior to the Interim Balance Sheet Date (collectively, the “Major Suppliers”), and showing the approximate total purchases in each such period from each such supplier. Except to the extent set forth in Part 3.26 of the Disclosure Letter, since the Interim Balance Sheet Date through the date hereof, (i) there has not been any adverse change in the business relationship with, and there has been no material dispute of the Company with, any of the Major Customers or the Major Suppliers. Except as set forth in Part 3.26 of the Disclosure Letter, Sellers and the Acquired Companies have not received any notice (either written or oral), and have no reason to believe, that any Major Customer or Major Supplier intends to (i) cease dealing with the Acquired Companies or (ii) materially reduce the volume of business, determined in pounds of copper, transacted by such Person with the Acquired Companies below the volume of business in 2006.
     3.27 INTERNAL CONTROL
     The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) access to assets is permitted only in accordance with management’s general or specific authorizations and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     3.28 OWNED REAL PROPERTY
     (a) Except as set forth in Part 3.28(a) of the Disclosure Letter, the Company has legal access to the Owned Real Property and to the land subject to any Ground Lease through public roads or rights-of-way or other valid recorded covenants or easement agreements. Each separate parcel of land included in the Owned Real Property, or subject to a Real Property Lease has water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities and parking facilities adequate for the conduct of the business as presently conducted.
     (b) The Acquired Companies have no Knowledge of failure to perform any covenants or other restrictions (if any) to which any of the Owned Real Property is subject or to which any land subject to a Ground Lease is subject, and the Acquired Companies have not received any notice of violation (or claimed violation) thereof.
     (c) To the Knowledge of the Acquired Companies, there are no current or proposed expropriation or condemnation proceedings or exercises of rights of eminent domain with respect to any of the Owned Real Property, Real Property Leases or the lands demised pursuant to the Real Property Leases.
     3.29 LEASED REAL PROPERTY
     All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement.
     4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows with the intention that the Sellers may rely upon the same, and acknowledge that the same shall be true as of the Closing Date (as if made at the Closing):
     4.1 ORGANIZATION AND GOOD STANDING
     Buyer is a legal entity duly formed, validly existing, and in good standing under the laws of the State of Delaware.
     4.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the Employment Agreements (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Legal Requirements and principles of equity, including, but not limited to, those affecting creditors’ rights and remedies generally. Buyer has the corporate power and authority to execute and deliver this Agreement and Buyer’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Buyer’s Closing Documents to which it is a party.
     (b) Except as set forth in Part 4.2 of Buyer’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

     (i) any provision of Buyer’s Organizational Documents;
     (ii) any resolution adopted by the board of directors or the stockholders of Buyer;
     (iii) any Legal Requirement or Order to which Buyer may be subject; or
     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
     Except as set forth in Part 4.2 of Buyer’s Disclosure Letter, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 INVESTMENT INTENT
     Buyer is acquiring the Equity Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     4.4 CERTAIN PROCEEDINGS
     There is no pending, or to Buyer’s Knowledge threatened, Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
     4.5 BROKERS OR FINDERS
     Except as set forth in Part 4.5 of Buyer’s Disclosure Letter, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.
     5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE
     5.1 ACCESS AND INVESTIGATION
     Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause each Acquired Company and its Representatives to, (a) furnish Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, (b) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request and (c) provide Buyer and Buyer’s Advisors with access to the Acquired Companies’ Representatives, personnel and assets as Buyer may reasonably request. Except for the Material Contract Updates, no information or knowledge obtained in investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify, qualify or limit any representation or warranty contained herein or the conditions of the obligations of the parties.

     5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES
     Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause each Acquired Company to:
     (a) conduct the business of such Acquired Company only in the Ordinary Course of Business and not sell assets outside of the Ordinary Course of Business;
     (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;
     (c) make payment for accounts payable in a manner consistent with past practice;
     (d) collect payment for accounts receivable in a manner consistent with past practice and not alter credit terms or discount terms in a material manner; and
     (e) purchase copper in amounts consistent with the average daily purchases made over the twelve (12) months prior to the date hereof.
     5.3 NEGATIVE COVENANT
     Except as set forth on Part 5.3 of the Disclosure Letter or as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers shall not, and shall cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 (other than Section 3.16(j)) is likely to occur.
     5.4 REQUIRED APPROVALS
     As promptly as practicable after the date of this Agreement, Sellers shall, and shall cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions; provided, however, that all required filings under the HSR Act shall be made within seven (7) days of execution of this Agreement. Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in Part 4.2 of the Buyer Disclosure Letter (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).
     5.5 NOTIFICATION
     Between the date of this Agreement and the Closing Date, the Company shall promptly notify Buyer in writing if any Acquired Company becomes aware of (a) any fact or condition

(that occurs, arises or exists either before or after the date of this Agreement) that causes or constitutes a breach of any of Sellers’ representations and warranties in this Agreement and (b) any failure on the part of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Sellers. The Company shall deliver to Buyer a supplement to the Disclosure Letter specifying such change (even if the language of the representation and warranty in question omitted a cross-reference to a Schedule of the Disclosure Letter, in which case such supplement shall be deemed to modify the representation and warranty). Except for the Material Contract Updates, no furnishing of any information in accordance with this Section 5.5 shall affect or be deemed to modify, qualify or limit the representations, warranties or covenants of the Sellers or the conditions to their obligations under this Agreement or the ability of Buyer to rely thereon.
     5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS
     Except as expressly provided in this Agreement, Sellers shall cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full at or prior to Closing.
     5.7 NO NEGOTIATION
     (a) For a sixty (60) day period following the execution of this Agreement (the “Pre-Closing Period”), Sellers shall not, and shall cause each Acquired Company and each of their Representatives not to, directly or indirectly (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or proposals related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal, (ii) furnish or provide any non-public information regarding any Acquired Company to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, or (v) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction.
     (b) The Sellers’ Representative shall promptly advise Buyer in writing of any inquiry or proposal or offer received by any of the Acquired Companies, any Seller or any of their Representatives related to an Acquisition Transaction (an “Acquisition Proposal”) or any request for nonpublic information relating to any Acquired Company (including the identity of the Person making or submitting such inquiry, proposal, offer or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period in connection with an Acquisition Proposal. The Seller’s Representative shall promptly notify Buyer in writing of any material modification to any such inquiry, proposal, offer or request related to an Acquisition Transaction.
     (c) The Sellers shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Sellers shall promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Acquired Companies.
     5.8 NO TERMINATION OR MODIFICATION OF REAL PROPERTY LEASES
     Until the Closing, without the prior written consent of Buyer, the Sellers will not terminate, rescind, modify, amend or otherwise alter or change any of the material terms or provisions of any Real Property Lease or reduce or discount, waive or forego any material payment or right under any Real Property Lease or agree to any compromise or settlement with respect thereto or default in the performance thereof. All rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.
     5.9 BEST EFFORTS
     Between the date of this Agreement and the Closing Date, Sellers shall use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied. Sellers shall use Best Efforts to cause the Audited 2006 Financials to be delivered to Buyer as soon as possible after the date of this Agreement.
     5.10 TAX RETURNS
     Each Acquired Company shall (A) prepare properly and file duly and validly all Tax Returns or requests for extensions thereof required to be filed prior to the Closing Date with the appropriate taxing authority on a basis consistent with prior returns, (B) pay duly and fully all Taxes which are due with respect to the periods covered by such Tax Returns other than amounts contested in good faith and to which adequate reserves shall have been provided on the Company’s Balance Sheet and (C) provide Buyer with final copies of all U.S. federal income Tax Returns and all material state income Tax Returns as soon as practicable after the preparation or contemporaneous with the filing, thereof.
     5.11 CAPITAL EXPENSES
     Sellers agree that from the date hereof and until the Closing Date, the Company shall reasonably consult with Buyer before the Acquired Companies make any capital expenditures in excess of $100,000; provided, however, (i) the Company may continue with capital expenditures already committed to third-parties as of the date hereof; and (ii) after reasonable consultation with Buyer, the Company shall be entitled to make those capital expenditures it deems in the best interest of the Company.
     6. COVENANTS OF BUYER PRIOR TO CLOSING DATE
     6.1 APPROVALS OF GOVERNMENTAL BODIES
     As promptly as practicable after the date of this Agreement, Buyer shall, and shall cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions; provided, however, that all required filings under the HSR Act shall be made within seven (7) days of execution of this Agreement. Between the date of this Agreement and the Closing Date, Buyer shall, and shall cause each Affiliates to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all Consents identified in Part 3.2 of the Disclosure Letter; provided, however that this Agreement shall not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
     6.2 BEST EFFORTS
     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer shall use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Equity Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 ACCURACY OF REPRESENTATIONS
     All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except that with respect to representations and warranties that already contain materiality or Material Adverse Effect qualifiers, such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties are made expressly as of a certain date, which representations and warranties shall be true and correct in all respects as of such specified date and except as permitted by this Agreement with respect to Material Contract Updates.
     7.2 SELLERS’ PERFORMANCE
     (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
     (b) Each document required to be delivered by the Sellers pursuant to Section 2.4 must have been delivered.
     7.3 CONSENTS
     Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     7.4 NO INJUNCTION
     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Equity Interests by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, final and non-appealable, since the date of this Agreement. No action seeking any such injunction or Order shall be pending.
     7.5 FINANCING
     Buyer shall have received proceeds pursuant to the financing arrangement contemplated by the Financing Commitment Letter prior to or on the Closing Date.
     7.6 TITLE AND ENVIRONMENTAL INSURANCE POLICIES
     Buyer shall have obtained new Title Policies, including an access endorsement for the Owned Real Property located in Lafayette, Indiana, to be dated the Closing Date, insuring the Company as the owner of fee simple title to the Owned Real Property, subject only to the Permitted Encumbrances, in an amount that is no less than the insured amount as set forth in the current Title Policies for such Owned Real Property. Except as set forth on Exhibit 7.6, Buyer shall have obtained an ALTA leasehold policy of title insurance for the Leased Real Property insuring the Company’s leasehold interest in such Leased Real Property. The Company shall use Best Efforts to obtain (i) “non-imputation” endorsements for such title insurance policies and (ii) ALTA leasehold title insurance policies for the locations set forth on Exhibit 7.6. Buyer shall have obtained the Environmental Policies. Buyer shall pay one-half and the Sellers shall pay one-half of the costs of the insurance policies required by this Section 7.6.
     7.7 ESTOPPEL CERTIFICATES
     The Company shall use Best Efforts to deliver to Buyer estoppel certificates in form and substance reasonably acceptable to Buyer, dated as of a date not more than thirty (30) days prior to the Closing Date, from each of the lessors under the Real Property Leases.
     7.8 2006 FINANCIALS
     Buyer shall have received from the Sellers the audited balance sheet of the Company as of December 31, 2006, and the audited statement of operations, changes in members’ equity and statement of cash flow of the Company for the period then ended, together with the notes thereto and the audit report thereon of PricewaterhouseCoopers, LLC, independent certified public accountants (the “Audited 2006 Financials”). The Audited Financials shall be in form and substance consistent with the financial statements required to be included in an annual report on Form 10-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall comply with the Exchange Act in all material respects; provided, however, that any expense associated with making such financials Exchange Act compliant shall be paid in full by Buyer (the “SEC Compliance Expense”). The Audited 2006 Financials shall not differ in any material respect (either in nature or amount) as of the relevant date or for the relevant period as compared to the Unaudited 2006 Financials provided in Part 3.4(a) of the Disclosure Letter. By way of example and not limitation, a decrease in income or net revenue as shown on the Audited 2006 Financials of more than 5% from what was shown on the Unaudited 2006 Financials shall be deemed a material difference for purposes of this Section 7.9; provided, however, that a reclassification of expenses of over 5% that does not have a corresponding impact on operating profits shall not be deemed a material difference.
     8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE
     Sellers’ obligation to sell the Equity Interests and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):
     8.1 ACCURACY OF REPRESENTATIONS
     All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except that with respect to representations and warranties that already contain materiality or Material Adverse Effect qualifiers, such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties are made expressly as of a certain date, which representations and warranties shall be true and correct in all respects as of such specified date.
     8.2 BUYER’S PERFORMANCE
     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).
     8.3 CONSENTS
     Each of the Consents identified in Part 4.2 of Buyer’s Disclosure Letter must have been obtained and must be in full force and effect.
     8.4 NO INJUNCTION
     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Equity Interests by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, final and non-appealable, since the date of this Agreement. No action seeking any such injunction or Order shall be pending.

     9. TERMINATION
     9.1 TERMINATION EVENTS
     This Agreement may, by notice given prior to or at the Closing, be terminated:
     (a) by Buyer, on one hand, or Sellers’ Representative, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party, which has not been cured within twenty (20) days after receipt of notice by the breaching party, and such breach has not been waived by the non-breaching party;
     (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers’ Representative, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers’ Representative has not waived such condition on or before the Closing Date;
     (c) by mutual written consent of Buyer, on the one hand, and Sellers’ Representative, on the other hand; or
     (d) by Buyer, on the one hand, and Sellers’ Representative, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is sixty (60) days from the date of execution of this Agreement, or such later date as the parties may agree upon.
     9.2 EFFECT OF TERMINATION
     If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 11.1 (Expenses), 11.2 (Public Announcement), 11.5 (Jurisdiction; Service of Process) and 11.14 (Governing Law) shall survive. If this Agreement is terminated by a party pursuant to Sections 9.1(a) or 9.1(b), except as a result of the breach, due to an event occurring after the date hereof, of Sections 7.1 (Accuracy of Representations) or 8.1 (Accuracy of Representations), the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.
     10. OTHER AGREEMENTS OF THE PARTIES; INDEMNIFICATION; REMEDIES
     10.1 SURVIVAL
     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, Buyer’s Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(x), and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS
     Subject to the limitations contained in Section 10.4 below, Sellers, on a several basis, shall indemnify, defend and hold harmless Buyer, the Acquired Companies, and their respective owners (excluding Sellers and their Affiliates), officers, directors, Affiliates, Representatives and employees (collectively, the “Indemnified Persons”) for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, response cost, natural resource damage or expense (including reasonable attorneys’ fees and other costs of litigation) whether or not involving a third-party claim with respect to such item (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     (a) a breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement; provided, however, to the extent that there are any Damages arising out of this Section 10.2(a) that are also recoverable under Section 10.2(d), 10.2(e) or 10.2(h), the Indemnified Persons may only recover once the amount of such Damages;
     (b) a breach by a Seller of any covenant or obligation of such Seller in this Agreement;
     (c) any product shipped, manufactured, leased, sold or delivered by, or any services provided by, any Acquired Company prior to the Closing Date;
     (d) any Taxes (or the nonpayment thereof) of the Acquired Companies relating to or arising out of the period before the Closing Date, including, without limitation, Taxes relating to the Straddle Period as determined pursuant to Section 10.7(c);
     (e) any violation of, or liability under, Environmental Laws relating to (i) the ownership, operation or condition prior to the Closing Date of the Facilities; (ii) the arrangement for treatment or disposal, or the arrangement for transportation for treatment or disposal, of any Hazardous Material generated by any Acquired Company prior to the Closing Date; or (iii) otherwise relating to Environmental Laws and the operations of any Acquired Company prior to the Closing Date, other than those set forth on Exhibit 10.2(e);
     (f) any claim by any Person for brokerage fees or commissions or similar payments based upon any agreement with any Acquired Company in connection with any of the Contemplated Transactions;
     (g) any claim for (i) any amount under the Company Debt, (ii) any unpaid Company Transaction Expenses and (iii) any bonuses or severance payments (including, without limitation, any claim in connection with the Closing Bonuses or bonuses payable under the Plan For Incentive Compensation for Copperfield, LLC) with respect to or arising out of services performed by any directors, officers, employees or consultants of the Acquired Companies before the Closing Date; and
     (h) a breach of the representations, warranties and covenants contained in Section 10.11(a).

     The sole recourse and remedy of Buyer, Sellers and the other Indemnified Persons for any breach of, or any claim with respect to, any representation or warranty made in or pursuant to this Agreement, other than for instances of fraud, shall be under the provisions of and to the extent provided in this Section 10.
     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER AND PARENT
     Buyer shall indemnify and hold harmless Sellers, and their respective owners, officers, directors, Affiliates (other than the Acquired Companies), Representatives and employees, and shall pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any of its covenants or obligations in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     10.4 LIMITATIONS ON SELLERS’ LIABILITY
     (a) Time to Assert. Buyer shall assert any claim under Section 10.2 within fifteen (15) months from the Closing Date or be forever barred from asserting such claim; provided, however that such limitation shall not apply to Buyer’s right to indemnification for (1) breaches of Sections 3.1 (Organization), 3.2 (Authority) and 3.3 (Capitalization), (2) any breach of any of Sellers’ representations and warranties of which a Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any breach by any Seller of any covenant or obligation and (3) a claim under Section 10.2(f) (Selling Expenses); in each case as described in clauses (1) through (3) above Buyer may assert claims up to the applicable statute of limitation.
     (b) Threshold. The Sellers shall have no liability to indemnify the Buyer for any claim under Sections 10.2(a) and (c) until such time as the aggregate amount to be indemnified under both such Sections exceeds $1,597,500 (which equals 0.75% of Purchase Price); provided, however, if and when, and at all times after, such Damages equal or exceed this threshold, the Indemnified Persons shall be indemnified and held harmless with respect to the full amount of such Damages, including the amounts below this threshold; provided, however, that no threshold shall apply to Buyer’s right to indemnification for (1) breaches of Sections 3.1 (Organization), 3.2 (Authority), and 3.3 (Capitalization) and (2) any breach of any of Sellers’ representations and warranties of which a Seller had Knowledge at any time prior to the date on which such representation and warranty is made or (3) any breach by any Seller of any covenant or obligation (including any breach of Section 10.11 (a)). Notwithstanding the foregoing, the Sellers shall have no liability to indemnify the Buyer for any claim under Sections 10.2(a), (b), and (c) with respect to any individual item (without aggregation with any other related or similar item) where the Damages relating to such item or series of related items (excluding attorneys’ fees) is less than $5,000 and which amounts shall not be taken into account for the purposes of determining whether the threshold has been reached.

     (c) Caps. The aggregate amount the Sellers shall be liable for any claims under Section 10.2 is $15,975,000 (which equals 7.5% of the Purchase Price); provided, however that the aggregate amount the Sellers shall be liable for (i) pursuant to Section 10.2(a) for breaches of Section 3.1 (Organization), 3.2 (Authority), or 3.3 (Capitalization), (ii) any claim based on a breach of representations or warranties of which a Seller had Knowledge at any time prior to the Closing Date, (iii) any claim under Section 10.2(f) (Selling Expenses) and (iv) any claim under Section 10.2(g), shall be the Purchase Price.
     (d) Pro Rata Share; Escrow. Each Seller’s liability shall be limited to his, her or its Pro Rata Share of any Damages other than for breaches of the representations contained in Section 3.1 (with respect to such Seller’s right, power, authority and capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder), Section 3.3 (with respect to such Seller’s title to his, her or its Equity Interest), any breach of representations and warranties of which such Seller had Knowledge at any time prior to the Closing Date or any breach by a Seller of any covenant, for which such Seller shall be solely responsible. After the Closing Date, the Indemnified Persons’ right to recovery from the Escrow Amount shall be the sole and exclusive remedy under this Agreement for the matters referred to in Section 10.2(a) other than with respect to breaches of Section 3.1 (Organization), 3.2 (Authority) or 3.3 (Capitalization), any breach of representations and warranties of which a Seller had Knowledge at any time prior to the Closing Date or any breach by a Seller of any covenant.
     (e) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude Buyer from seeking injunctive relief or specific performance with respect to this Agreement. Nothing shall limit any remedy of an Indemnified Person for fraud on the part of the Sellers or any of their Representatives in connection with this Agreement.
     (f) Except as set forth in Section 10.8, no Seller shall have, and no Seller shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation to which such Seller may become subject under this Agreement or which may be payable out of the Escrow Amount under or in connection with this Agreement.
     (g) Sellers shall have no obligation to indemnify Buyer under this Agreement for any amounts withheld by Buyer from the amount of the Closing Bonuses pursuant to Section 2.4(b)(iv).
     10.5 PROCEDURE FOR INDEMNIFICATION — THIRD PARTY CLAIMS
     (a) Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party shall not affect the indemnity obligations of the indemnifying party (or the indemnified party’s rights against the Escrow Amount), except to the extent that the indemnifying party is prejudiced by the indemnifying party’s failure to give such notice. Such notice shall include a statement that one or more of the indemnified parties is or may be entitled to indemnification under this Agreement or the Escrow Agreement, a statement of the aggregate amount of the indemnification demanded and a reasonably detailed description of the nature and amount of each individual item of indemnification.
     (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines based on an opinion of counsel experienced in the evaluation of conflicts of interest, that there exists a material conflict of interest between the interests of the indemnifying party and the indemnified party in the defense of such Proceeding), to assume the defense of such Proceeding and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it shall be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party (with the settlement terms being subject to confidentiality protections); and (iii) the indemnified party shall have no liability with respect to any compromise or settlement of such claims effected without its consent. All indemnified parties shall be represented by the same counsel, subject to the conflict of interest evaluation conducted as specified above.
     10.6 PROCEDURE FOR INDEMNIFICATION — OTHER CLAIMS
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     10.7 TAX MATTERS
     (a) Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed for each Acquired Company (A) all Tax Returns other than the 2006 Tax Return for all taxable years ending on or prior to the Closing Date which are filed after the Closing Date, (B) all Tax Returns for all taxable years relating to the Straddle Period, and (C) all Tax Returns for all taxable years beginning after the Closing Date. All Tax Returns under (A) and (B) shall be prepared in a manner consistent with past practices. Buyer shall permit Seller to review and comment on each Tax Return described in (A) and (B) above prior to filing. Buyer shall submit any claim for Taxes paid pursuant to (A) or (B) above to the Escrow Agent to the extent such Taxes are subject to Seller’s obligation to indemnify Buyer pursuant to Section 10.2(d).
     (b) Cooperation. After Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes of any Acquired Company.
     (c) Proration of Allocated Income and Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), income Taxes of the Acquired Companies allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided, with respect to the Acquired Companies other than the Company, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period; provided further, with respect to the Company, the Company shall have an interim closing of its books as of the Closing Date with respect to all Sellers whose entire interest in the Company is liquidated, and the Form K-ls for such Sellers for the Straddle Period shall reflect an allocation to the Sellers of items of income, gain, receipt, loss, deduction and credit of the Company through the Closing Date.
     (d) Tax Claims. Notwithstanding the provisions of Sections 10.5 and 10.6, Sellers shall afford Buyer the opportunity to participate, as may reasonably be requested by Buyer, in contesting any Tax claim for Tax periods ending prior to or on the Closing solely to the extent such Tax claim would have an effect on the Acquired Companies’ liability for Taxes for periods on or after the Closing Date. Sellers shall not settle or otherwise compromise any Tax claim that would have an effect on the Acquired Companies’ liability for Taxes for Tax periods on or after the Closing Date without the Buyer’s prior written consent (which consent shall not be unreasonably withheld).
     (e) Amendments to Prior Tax Returns. Buyer shall not amend or modify any Tax Return of the Acquired Companies for periods ending on or before the Closing Date without Sellers’ prior written consent (which consent shall not be unreasonably withheld).
     (f) 754 Election. Upon reasonable request from Buyer, the Sellers’ Representative shall execute (or shall cause to be executed) an election in accordance with Section 754 of the IRC (including Treasury Regulation section 1.754 — 1) for the Company and shall reasonably cooperate with Buyer to make any filings in connection with such election.
     10.8 INSURANCE
     To the extent that an Indemnified Person shall receive payment under any insurance policies or from any other source on account of a claim, the amount, if any, payable by the Sellers on account of such claim shall be reduced by the Adjusted Recovery Amount of such payment, or if the Indemnified Person shall have already collected on such claim from the Sellers, then the Indemnified Person shall repay to the Sellers the Adjusted Recovery Amount of such payment; provided that after such Indemnified Person shall have collected on such claim from the Sellers in full, Sellers shall be entitled to proceed against the insurance carriers of such insurance policies or such other sources (the “Insurance Subrogation”) and any amount recovered by Sellers pursuant to the Insurance Subrogation shall be retained by Sellers (provided that Sellers shall be responsible for all costs and expenses associated with the Insurance Subrogation, including deductibles and all costs, expenses, fee increases and taxes incurred by any Indemnified Person related to such insurance recovery, including, without limitation, retrospective premium adjustments, experience-based premium adjustments, incremental premiums, taxes due on any recovery payment and all other direct or indirect costs incurred by the Indemnified Person and its Affiliates as a result of or in connection with the Insurance Subrogation. For purpose hereof, “Adjusted Recovery Amount” means the amount actually recovered by the Indemnified Person under insurance policies, or otherwise received from any other third party, less all costs, expenses, fee increases and taxes incurred by any Indemnified Person related to such insurance recovery, including, without limitation, retrospective premium adjustments, experience-based premium adjustments, incremental premiums, taxes due on any recovery payment and all other direct or indirect costs incurred by the Indemnified Person and its Affiliates.
     10.9 SELLERS’ REPRESENTATIVE
     (a) Each Seller hereby irrevocably appoints the Sellers’ Representative as his, her or its sole and exclusive agent and attorney-in-fact for each such Seller, for and on behalf of such Seller, with full power and authority to represent each Seller and such Seller’s successors and assigns, with full power of substitution in the premises, with respect to all matters arising under this Agreement and the related agreements and all actions taken by the Sellers’ Representative under this Agreement or such the related agreements shall be binding upon each such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them. The authority conferred under this Agreement shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by any of the Sellers, or by operation of law, whether by the death or incapacity of any Seller, the termination of any trust or estate or the occurrence of any other event. If any Seller should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Sellers’ Representative shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Sellers’ Representative had received notice of such death, incapacity, termination or other event. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to interpret the terms and provisions of this Agreement, to terminate the Agreement subject to the provisions of Section 9.1, to dispute or fail to dispute any claim made under Section 10 of this Agreement or under any the related agreements, to negotiate and compromise any dispute that may arise under this Agreement or such the related agreements and to sign any releases or other documents with respect to any such dispute. A Seller shall be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers’ Representative signs on behalf of such Seller for which the Sellers’ Representative had authority.
     (b) In performing any of its duties under this Agreement or upon the claimed failure to perform its duties under this Agreement, the Sellers’ Representative shall not be liable to the Sellers for any Damages that the Sellers may incur as a result of any act, or failure to act, by the Sellers’ Representative under this Agreement, and the Sellers’ Representative shall be indemnified and held harmless by the Sellers for all Damages for Seller’s Pro Rata Share; provided, however, that the Sellers’ Representative shall not be entitled to indemnification for losses to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Sellers’ Representative both (i) were taken or omitted not in good faith and (ii) constituted willful default under this Agreement; provided, however, that in no event shall Buyer or its Affiliates be responsible for the Sellers’ Representative’s actions or omissions in connection with this Agreement or be responsible for indemnity or any amount claimed by the Sellers’ Representative. Accordingly, the Sellers’ Representative shall not incur any such liability with respect to (A) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to the duties and responsibilities of the Sellers’ Representative under this Agreement or the related agreements or (B) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or any related agreements, not only as to its due execution and to the validity and effectiveness of such document’s provisions, but also as to the truth and accuracy of any information contained in such document, which the Sellers’ Representative does in good faith believe to be genuine, to have been signed or presented by the purported proper Person or Persons and to conform with the provisions of this Agreement or the related agreements. The limitation of liability provisions of this Section 10.9(b) shall survive the termination of this Agreement and the resignation of the Sellers’ Representative.
     (c) In carrying out its duties hereunder, Sellers’ Representative shall first utilize the Holdback Amount. In the event that the Sellers’ Representative incurs costs or expenses above such amount and within fifteen (15) days of delivery of invoices or other documentation setting forth in reasonable detail such costs or expenses, each of the remaining Sellers shall reimburse the Sellers’ Representative for his, her or its Pro Rata Share of such expenses. Upon termination of all indemnification obligations of Sellers hereunder and resolution of any pending indemnification claims, Sellers’ Representative shall pay to each Seller his, her or its Pro Rata Share of any remaining amount of the Holdback Amount.
     10.10 NONCOMPETITION
     As an inducement for Buyer to enter into the Agreement and as additional consideration for the consideration to be paid to the Sellers under the Agreement and the consideration to be paid under this Agreement, each Seller holding directly or indirectly through ownership of SCC, at least two percent of the Company, and each of the Additional Signatories (regardless of their percentage of ownership of the Company) (collectively, the “Noncompete Parties”) agrees that:
     (a) Except as set forth in Part 10.10 of the Disclosure Letter, for a period of three (3) years after the Closing Date:
     (i) such Noncompete Party shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, lend such Noncompete Party’s name or any similar name to, lend such Noncompete Party’s credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company, whether within or without the United States; provided, however, that such Noncompete Party may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Such Noncompete Party agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.
     (ii) such Noncompete Party shall not, directly or indirectly, either for itself, himself or herself or any other Person, (A) induce or attempt to induce any employee of an Acquired Company to leave the employ of such Acquired Company, (B) in any way interfere with the relationship between an Acquired Company and any employee of such Acquired Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of an Acquired Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of an Acquired Company to cease doing business with such Acquired Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of an Acquired Company.
     (iii) such Noncompete Party shall not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to such Noncompete Party to be a customer of an Acquired Company, whether or not such Noncompete Party had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Acquired Companies;
     (b) In the event of a breach by such Noncompete Party of any covenant set forth in Section 10.10(a) of this Agreement, the term of such covenant shall be extended by the period of the duration of such breach; and
     (c) such Noncompete Party shall not, at any time during or after the above-stated period, disparage Buyer or the Acquired Companies, or any of their respective Affiliates, shareholders, members, directors, governors, officers, employees, or agents.
     (d) Buyer shall be entitled to seek a temporary or permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 10.10 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 10.10 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
     10.11 SCC MATTERS
     (a) As of the Closing Date, SCC shall have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for the SCC Liabilities.
     (b) In the event that the 2006 Tax Return has not been filed by the Closing Date as a result of filing a request for extension thereof, PricewaterhouseCoopers, LLP (“PwC”) shall prepare the 2006 Tax Return no later than April 30, 2007. Buyer and Sellers shall review and comment on the 2006 Tax Return. The Sellers’ Representative shall approve the 2006 Tax

Return prior to filing thereof, which approval shall not be unreasonably withheld. The 2006 Tax Return shall be prepared in a manner consistent with past practices.
     (c) As promptly as practicable, but within 30 days after the Closing Date, the Sellers’ Representative shall deliver a written statement of the calculation of the SCC Assets and the SCC Liabilities the to the Buyer. If the Buyer disagrees with the calculation of the SCC Assets and the SCC Liabilities, the parties shall follow the dispute resolution procedures set forth in Sections 2.5(c) and 2.5(d) herein.
     (d) If the Final SCC Assets are less than the Final SCC Liabilities, the Sellers’ Representative shall direct the Escrow Agent to pay to Buyer out of the Escrow Amount, within the later of (i) three (3) business days after determination of such amounts and (ii) receipt of the 2006 Tax Refund (if any) by SCC, by wire transfer of immediately available funds, the amount of such difference. If the Final SCC Assets are greater than the Final SCC Liabilities, Buyer shall pay to the Sellers’ Representative, for the benefit of the SCC Sellers on a pro-rata basis (based on ownership of SCC), within the later of (i) three (3) business days after determination of such amounts and (ii) receipt of the 2006 Tax Refund (if any) by SCC, by wire transfer of immediately available funds.
     11. GENERAL PROVISIONS
     11.1 EXPENSES
     Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Sellers shall pay all amounts payable to Lincoln International, LLC in connection with this Agreement and the Contemplated Transactions. Buyer has borne one-half and the Sellers have borne one-half of the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.
     11.2 PUBLIC ANNOUNCEMENTS
     No public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions shall be issued by the Buyer, Sellers, the Acquired Companies or their Representatives prior to the Closing. Each of the parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer shall consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies shall be informed of the Contemplated Transactions.
     11.3 TRANSFER TAXES
     All transfer and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of Equity Interests pursuant to this Agreement shall be paid equally by Buyer (on the one hand) and the Sellers (on the other hand) when due, and Buyer shall, in cooperation with Sellers file all necessary Tax Returns (it being understood that expenses of such filings shall be borne equally by Buyer and the Sellers) and other documentation with respect to all such transfer and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     11.4 NOTICES
     All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) sent by electronic mail (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate, by notice, to the other parties):

Sellers:	c/o the Sellers’ Representative

Spell Capital Partners Fund I, LP
c/o Spell Capital Partners, LLC
222 South Ninth Street, Suite 2880
Minneapolis, MN 55402
Attention: Dobson West
Facsimile No.: (612) 371-9651
Email: dobson@spellcapital.com

with a copy to:	K. Lisa Holter, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Facsimile No.: (612) 492-7077
Email: lholter@fredlaw.com

Buyer:	Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085
Attention: Gary Yetman and Rich Burger
Facsimile No.: (847) 689-9099
Email: gzy@coleman-cable.com
rnb@coleman-cable.com

With a copy to:	James J. Junewicz, Esq. and Paul M. Crimmins, Esq.
Mayer, Brown, Rowe & Maw
71 S. Wacker Drive
Chicago, IL 60603
Facsimile No.: (312) 701-7711
Email : jjunewicz@mayerbrownrowe.com
pcrimmins@mayerbrownrowe.com
     11.5 JURISDICTION; SERVICE OF PROCESS
     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the County of Cook, State of Illinois or, if it has or can acquire jurisdiction, in the federal courts located in the County of Cook, State of Illinois. Each of the parties expressly and irrevocably consents to the jurisdiction of the state and federal courts located in the County of Cook, State of Illinois (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees that each state and federal court located in the County of Cook, State of Illinois shall be deemed to be a convenient forum. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.4. Nothing in this Section, however, affects the right of any party to serve legal process in any other manner permitted by law. Each of the parties hereby waives its rights to jury trial of any claim or cause of action based upon or arising out of or relating to this Agreement. Each party acknowledges that this waiver is a material inducement to enter into this Agreement, and that each party will continue to rely on the waiver in their future dealings.
     11.6 FURTHER ASSURANCES
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.7 WAIVER
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.8 ENTIRE AGREEMENT AND MODIFICATION
     This Agreement, along with the Confidentiality Agreement dated October 10, 2006 between Buyer and Lincoln International LLC, on behalf of the Company, supersedes all prior agreements between the parties with respect to its subject matter (including the Letter Agreements from Buyer received by the Company on January 5, 2007 and January 24, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer and Sellers’ Representative.
     11.9 DISCLOSURE LETTER
     (a) The headings contained in the Disclosure Letter are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letter or this Agreement. Furthermore, the disclosure of a particular item of information in the Disclosure Letter shall not be taken as an admission by the Selling Parties that such disclosure is required to be made under the terms of any such representations and warranties. Any disclosure related to a particular Section of this Agreement shall not be restricted solely to the representations and warranties in such Section as long as the information contained in the Part of the Disclosure Letter is reasonably apparent (by cross-reference or otherwise) that such information also constitutes a disclosure to a different Section of the Agreement. The numbering or references herein to Sections of this Agreement are for convenience and do not limit the disclosure concerning such numbered or referred to Section.
     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.
     11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
     No party may assign any of its rights under this Agreement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however that Buyer may assign their rights under this Agreement to its lenders. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Article X, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as set forth in Article X, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.11 SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 SECTION HEADINGS, CONSTRUCTION
     The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.13 TIME OF ESSENCE
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.14 GOVERNING LAW
     This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles.
     11.15 COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Equity Interest Purchase Agreement as of the date first written above.

COLEMAN CABLE, INC.

/s/ Gary Yetman	/s/ Kevin Kennedy

By: Gary Yetman	Kevin Kennedy
Its: President and Chief Executive Officer

DJR FUND, INC.

/s/ James D. Pomeroy	/s/ Clarence Witsken

By: James D. Pomeroy	Clarence Witsken
Its: Secretary

SFB ENTERPRISES, INC.

/s/ Stanley F. Berg	/s/ William Witsken

By: Stanley F. Berg	William Witsken
Its:

SPELL CAPITAL PARTNERS FUND I,
LP, as a Seller and as Sellers’
Representative by: SCP MANAGEMENT LLC
Its General Partner

MARY A. KENNEDY TRUST

/s/ Mary A. Kennedy	/s/ Dobson West

By: Mary A. Kennedy	By: Dobson West
Its: Trustee	Its: COO

FIRSTAR CAPITAL CORPORATION

/s/ Stephen Lutz	/s/ Daryl Bible

Stephen Lutz	By: Daryl Bible
Its: EVP/Treasurer

/s/ Raymond A. Kennedy	/s/ John A. Gambell

Raymond A. Kennedy	John A. Gambell

/s/ Michael Kennedy	/s/ Ronald J. Herold

Michael Kennedy	Ronald J. Herold
Signature Page to Equity Interest Purchase Agreement

/s/ Richard A. Carr
Richard A. Carr, solely with respect to
Section 10.10

/s/ James D. Pomeroy
James D. Pomeroy, solely with respect to
Section 10.10

/s/ Richard J. Piliponis
Richard J. Piliponis, solely with respect to
Section 10.10
Signature Page to Equity Interest Purchase Agreement

Exhibits:

1.1	Company Bonuses; Leased Real Property; Permitted Encumbrances
2.4(a)(ii)	Assignment of Interests
2.4(a)(iii)	Sellers Release
2.4(a)(vii)	Directors and Officers of Acquired Companies and SCC
2.4(a)(xi)	Amendment
2.4(c)	Escrow Agreement
2.5(a)	Customer Payment
2.5(b)	Customers
7.6	Title Policies
10.2(e)	Environmental Indemnification

Sellers Disclosure Letter Parts:

3.1	Organization and Good Standing
3.2(b)	Authority; No Conflict
3.3	Capitalization
3.6(a)	Title to Assets
3.6(b)	Owned Real Property
3.10	Undisclosed Liabilities
3.11	Taxes
3.13	Employee Benefits
3.14	Compliance with Legal Requirements; Governmental Authorization
3.15	Legal Proceedings; Orders
3.16	Absence of Certain Changes and Events
3.17	Contracts
3.18	Insurance
3.19	Environmental Matters
3.20	Labor Relations; Compliance
3.21	Intellectual Property
3.24	Relationship with Related Parties
3.25	Product Liability and Warranty
3.26	Customers; Suppliers
3.28	Owned Real Property
5.3	Negative Covenant
10.10	Noncompetition

Buyer Disclosure Letter Parts:

4.2	Authority; No Conflict
4.5	Brokers or Finders